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                                                                    EXHIBIT 4.06

                            ILLUMINET HOLDINGS, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                 ROGER H. MOORE

         This Stock Option Agreement (the "Option Agreement"), made this 29th day of October, 1997 evidences the grant, by Illuminet Holdings, Inc., (the "Company"), of a stock option to Roger Moore (the "Grantee") on the date hereof (the "Date of Grant"). Although this Option is not granted under the Illuminet Holdings, Inc. 1997 Equity Incentive Plan (the "Plan"), any capitalized terms not defined herein shall have the same meaning as defined in Section 2 of the Plan.

         1. Shares Optioned and Option Price. The Grantee shall have an option to purchase 260,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), at an exercise price of $9.43 for each share (the "Option"), subject to the terms and conditions of this Option Agreement. The Option is not, nor is it intended to be, an Incentive Stock Option as described in section 422 of the Internal Revenue Code of 1986.

         2. Exercise Period. The Option may be exercised, from time to time, with respect to the following number of Shares subject to this Option: (a) prior to December 31, 1998, 40% of such Shares; (b) from and after December 31, 1998, 60% of such Shares (less any Shares as to which this Option shall have been exercised prior to December 31, 1998); (c) from and after December 31, 1999, 80% of such Shares (less any Shares as to which this Option shall have been exercised prior to December 31, 1999); and (d) from and after December 31, 2000, 100% of such Shares (less any Shares as to which this Option shall have been exercised prior to December 31, 2000). Provided, however, that the Grantee's right to exercise the Option shall terminate on the earliest to occur of the following dates:

            i.   December 31, 2007;

            ii. the first anniversary of the date of the Grantee's Termination of Service on account of Disability or death;

            iii. the date sixty days following the date of the Grantee's Termination of Service for any reason other than Disability or death (the "Termination Date"); provided, however, that until there is a regular public trading market for the Shares, as determined by the committee appointed by the Board of Directors (pursuant to Section 11) to administer this Option Agreement (the "Committee") the Termination Date shall be the date one year following the date of the Grantee's Termination of Service for any reason other than Disability or death.

         Provided further that, following the date of the Grantee's Termination of Service for any reason other than Disability or death, that portion of the Shares that was not exercisable on the date of the Grantee's Termination of Service shall not become exercisable.

         3. Restriction on Exercise After Termination. Notwithstanding the foregoing provisions of paragraph 2 or any other provision of this Option Agreement, the Committee, in its sole discretion, may, only with respect to any unvested portion of this Option, reduce the number of Shares subject to the Option or may cancel the Option in its entirety if the Grantee (a) takes other employment or renders services to others without the written consent of the Company; or (b) conducts himself in a manner that the Committee, in its sole discretion, deems has adversely affected or may adversely affect the Company. The Grantee will not be entitled to any remuneration or compensation whatsoever for the loss of all or a portion of the Grantee's Option if the number of Shares subject to the Grantee's Option are reduced, or if the Grantee's Option is canceled in its entirety, pursuant to this paragraph.

         4. Exercise. To the extent that the Option is exercisable hereunder, it may be exercised in full or in part by the Grantee or, in the event of the Grantee's death, by the person or persons to whom the Option was transferred by will or the laws of descent and distribution, by delivering or mailing written notice of the exercise and full payment of the purchase price to the Secretary of the Company. The written notice shall be signed by each



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person entitled to exercise the Option and shall specify the address and social security number of each person. If any person other than the Grantee purports to be entitled to exercise all or any portion of the Option, the written notice shall be accompanied by proof, satisfactory to the Secretary of the Company, of that entitlement. The written notice shall be accompanied by full payment in cash (including personal check), in Shares represented by certificates transferring ownership to the Company and with an aggregate Fair Market Value, as determined by the Committee, equal to the purchase price on the date the written notice is received by the Secretary, or in any combination of cash and Shares, provided that payment in full or part by the transfer of Shares shall be subject to approval by the Committee. Payment may also be made in such other manner as may be permitted by the Plan at the time of exercise, subject to approval by the Committee. The written notice will be effective and the Option shall be deemed exercised to the extent specified in the notice on the date that the written notice (together with required accompaniments) is received by the Secretary of the Company at its then executive offices during regular business hours.

         5. Issue of Shares Upon Exercise. As soon as practicable after receipt of an effective written notice of exercise and full payment of the purchase price as provided in paragraph 4, the Secretary of the Company shall cause ownership of the appropriate number of Shares to be transferred to the person or persons exercising the Option by having a certificate or certificates for those Shares registered in the name of such person or persons and shall have each certificate delivered to the appropriate person. Notwithstanding the foregoing, if the Company or a Subsidiary requires reimbursement of any tax required by law to be withheld with respect to Shares received upon exercise of an Option, the Secretary shall not transfer ownership of those Shares until the required payment is made.

         6. Transferability of Options. The Grantee may transfer the Option to
(i) the spouse, children, or grandchildren of the Grantee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefits of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (y) there may be no consideration for any such transfer and (z) subsequent transfers of the Option shall be prohibited, except by will or the laws of descent and distribution. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for the purposes of the Option Agreement, the term "Grantee" shall be deemed to refer to the transferee. The event of a Termination of Service shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in Paragraph 2. Neither the Committee nor the Company shall have any obligation to provide notice to a transferee of termination of the Option under the terms of this Option Agreement.

            6.01 Transferees of Stockholders. The Company shall not be required to transfer any Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Option Agreement, or to treat as owner of such shares of stock, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Shares shall have been sold, assigned or otherwise transferred, from and after any sale, assignment or transfer of any Share made in violation of this Option Agreement. Any transfer in violation of the terms of this Option Agreement shall be deemed null and void.

         7. Authorized Leave. For purposes hereof, an authorized leave of absence (authorized by the Company or a Subsidiary to the Grantee in writing) shall not be deemed a Termination of Service hereunder.

         8. Taxes. The Grantee will be solely responsible for any Federal, state or local income taxes imposed in connection with the exercise of the Option or the delivery of Shares incident thereto, and the Grantee authorizes the Company or any Subsidiary to make any withholding for taxes which the Company deems necessary or proper in connection therewith, from any amounts due to the Grantee by the Company. Subject to approval by the Committee, the Grantee may satisfy such withholding obligations, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company Shares then owned by Grantee having a Fair Market Value, as determined by the Committee, equal to the amount required to be withheld.

         9. Risk of Investment. It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Shares after the exercise of this Option in whole or in part. The Grantee has made a detailed inquiry concerning the Company and its business, and the Grantee is aware of the limited market available for resale of the Shares. The Grantee agrees that the Shares acquired on exercise of this Option shall be acquired for his own account



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for investment only and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the "Securities Act") or other applicable securities laws. If the Board of Directors or Committee so determines, any stock certificates issued upon exercise of this Option shall bear a legend to the effect that the Shares have been so acquired. The Company may, but in no event shall be required to, bear any expenses of complying with the Securities Act, other applicable securities laws or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification, or transfer, as the case may be, of this Option or any Shares acquired upon the exercise thereof. The foregoing restrictions on the transfer of the Shares shall be inoperative if (a) the Company previously shall have been furnished with an opinion of counsel, satisfactory to it, to the effect that such transfer will not involve any violation of the Securities Act and other applicable securities laws or (b) the Shares shall have been duly registered in compliance with the Securities Act and other applicable state or federal securities laws. If this Option, or the Shares subject to this Option, are so registered under the Securities Act, the Grantee agrees that he will not make a public offering of the said Shares except on a national securities exchange on which the stock of the Company is then listed.

         10. Transferability of Shares; Company Repurchase Option.

             10.01 No Transfer. Except as otherwise provided herein, and until such time as (i) there shall be a regular public trading market for the Shares; or (ii) the Board shall approve a transaction in which all shareholders are expressly granted the right to transfer their shares, the Grantee may not sell, pledge, give, assign, distribute, hypothecate, mortgage or transfer (all hereinafter referred to as "transfer") any Shares acquired pursuant to this Option Agreement; provided, however, that the Grantee may transfer Shares acquired pursuant to this Option Agreement if the Committee specifically consents thereto in writing prior to the consummation of the transfer, which consent shall not be unreasonably withheld.

             10.02 Repurchase Option. The Company shall have the exclusive option to purchase all, but not less than all, of the Shares acquired by Grantee pursuant to this Option Agreement at a purchase price per Share equal to the Fair Market Value, as determined by the Committee, on the date of such Termination of Service (the "Purchase Option"). The Purchase Option shall be exercisable for a thirty day period following the later of (i) the date on which the Grantee acquires the Shares pursuant to the Option Agreement; or (ii) the date of the Grantee's Termination of Service.

             10.03 Payment. If the Company elects to exercise the Purchase Option, the Company shall give notice of its intention to purchase the Shares and deliver payment for such Shares within fifteen days after the date of such notice. At the Company's option, the Company may designate another person or entity to purchase any of the Shares on its behalf, on the terms provided herein.

             10.04 No Disclosure Obligation. The Grantee acknowledges and agrees that neither the Company nor any of its shareholders, board members and officers, has any duty or obligation to disclose to the Grantee any material information regarding the business of the Company or affecting the value of the Shares before or at the time of a Grantee's Termination of Service, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

         11. Administration.

             11.01 The Committee. This Option Agreement shall be administered by the Committee. The Committee shall consist of the same persons sitting on the Committee who administer the Plan pursuant to Section 3 of that Plan. The members of the Committee shall be appointed from time-to-time by, and shall serve at the pleasure of, the Board of Directors.

             11.02 Authority of the Committee. It shall be the duty of the Committee to administer this Option Agreement in accordance with its provisions. The Committee shall have all powers and discretion necessary or appropriate to administer this Option Agreement and to control its operation, including, but not limited to, the power to (a) interpret this Option Agreement, (b) adopt rules for the administration, interpretation and application of this Option Agreement as are consistent therewith, and (c) interpret, amend or revoke any such rules.



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             11.03 Delegation by the Committee. The Committee in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and power under this Option Agreement to one or more Board Members or Officers of the Company. Provided, however, that the Committee may not delegate its authority and powers in any way which would jeopardize this Option Agreement's qualification under Rule 16b-3.

             11.04 Decisions Binding. All determinations and decisions made by the Committee, the Board and any delegate of the Committee pursuant to Section
11.03 shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

         12. Adjustments and Awards and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under this Option Agreement, and the number, class and price of Shares subject to be awarded, in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Shares awarded herein. Notwithstanding the proceeding, the number of Shares subject to be awarded shall always be a whole number.

         13. Indemnification. Each person who is or shall have been a member of the Committee or the Board of Directors shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Option Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with Company's prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she under takes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive or any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

         14. Successors. All obligations of the Company under this Option Agreement, with respect to Options granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, or substantially all of the business assets of the Company.

         15. Change in Control.

             15.01 Change in Control Event. In the event of a Change in Control of the Company, the portion of the Option granted under this Option Agreement that is not then exercisable shall become immediately exercisable as of the first date that the Change in Control has been deemed to have occurred, and shall remain as such for the remaining life of the Option as provided herein. Notwithstanding the preceding sentence, in the event that the Committee is advised by the Company's independent auditors that the effect of the preceding sentence would be to preclude the ability of the Company to account for an acquisition or merger transaction as a pooling of interests, the Committee may declare the preceding sentence to be inoperable to such extent as the Committee, in its sole discretion, deems advisable.

             15.02 Definition. For purposes of Section 15.01 above, a Change in Control of the Company shall be deemed to have occurred if the conditions set forth in any one or more of the following shall have been satisfied, unless such condition shall have received prior approval of a majority vote of the Continuing Directors, as defined below, indicating that Section 15.01 shall not apply thereto:

                   (a) Any "person", as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the



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same proportions as their ownership of stock of the Company), is or becomes the
"beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities.

                   (b) During any period of two consecutive years (not including any period prior to the Effective Date of this Option Agreement), individuals ("Existing Directors") who at the beginning of such period constitute the Board of Directors, and any new Board Member (an "Approved Director") (other than a Board Member) designated by a person who has entered into an agreement with the company to effect a transaction described in paragraph (a), (b) or (c) of this
Section 15.02) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least 2/3 of the Board Members then still in office who either were Board Members at the beginning of the period or whose election or nomination for election previously was so approved (Existing Directors together with Approved Directors constituting "Continuing Directors"), cease for any reason to constitute at least a majority of the Board of Directors.

                   (c) The Stockholders of the Company approve a merger or consolidation of the Company with any other person, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities for the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger in which no "person" (as defined in paragraph (a) of this Section 16.02) acquires more than 30% of the combined voting power of the Company's then outstanding securities.

                   (d) The Stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

         16. Adjustments upon Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Board of Directors, in its discretion, may require the successor corporation to either (i) assume this Option or (ii) substitute an equivalent of this Option by the successor corporation or a Parent or Subsidiary of the successor corporation. If this Option is not assumed or substituted in the event of a merger or sale of assets, this Option shall fully vest and become immediately exercisable and the Committee shall notify the Grantee that this Option shall be exercisable for a period of fifteen (15) days from the date of such notice, and this Option shall terminate upon the expiration of such period unless exercised. For the purposes of this paragraph, this Option shall be considered assumed if, following the merger or sale of assets, this Option confers the right to purchase or receive, for each Share subject to this Option immediately prior to the merger or sale of assets, equal consideration (whether stock, cash, or other securities or property) as received in the merger or sale of assets by holders of each Share of common stock held on the effective date of the transaction (and if holders of Shares were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of this Option, for each Share subject to this Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of common stock in the merger or sale of assets.

         17. Severability. In the event any provision of this Option Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Option Agreement, and this Option Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

         18. Governing Law. This Award shall be governed under the laws of the State of Delaware.






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ILLUMINET HOLDINGS, INC.


By:  /s/ Richard A. Lumpkin
     ----------------------
Title:  Chairman


ACKNOWLEDGMENT

         The undersigned Grantee acknowledges that he or she understands and agrees to be bound by each of the terms and conditions of this Option Agreement.

/s/ Roger H.Moore
-----------------
Roger H. Moore


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